UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Shutterfly, Inc.

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May 12, 2017

Dear Fellow Shutterfly Stockholder:

At the upcoming 2017 Annual Meeting of Stockholders scheduled for May 24, 2017, you are being asked to approve an increase in the number of shares reserved for issuance under the 2015 Equity Compensation Plan (Proposal No. 4). Your Board of Directors has unanimously recommended that you vote “FOR” this proposal, and we are writing to ask for your support.

Your Board of Directors and the Compensation Committee of the Board (the “Committee”) have been fully engaged and diligent in determining the number of shares requested and the intended mix of stock options and restricted stock units. The Committee, with the assistance of independent compensation consultants, reviewed peer group analysis and the company’s current plans and challenges as part of its evaluation. The Committee firmly believes that the ability to provide competitive equity-based compensation has been an important part of the company’s ability to attract best-in-class talent. We believe that the approval of this proposal is critical to continuing to build our industry leading consumer and enterprise businesses. Attracting and retaining world class employees is critical to our ability to execute against our four strategic initiatives:

(1)	make purchasing personalized products simple,

(2)	expand our range of categories and products,

(3)	pivot towards mobile,

(4)	leverage our manufacturing platform.

Shutterfly’s Board of Directors has listened to its stockholders, thoughtfully reflected on feedback and taken a number of efforts to lower the level of stock-based compensation. Key items that we ask stockholders to consider are as follows:

•	Equity compensation is a central part of the company’s compensation philosophy;

•	The company has lowered stock-based compensation expense from $60.5 million in 2015 to $45.7 million in 2016, a 24% reduction;

•	In response to stockholder feedback, we made significant changes in executive compensation over 2016 and 2017 – for the first time in the company’s recent history, we introduced options as a major component of executive compensation. Specifically, we moved CEO and executive team compensation to a combination of stock options and restricted stock units. We believe this combination directly aligns management and stockholders in the creation of stockholder value.

•	2017 expected stockholder value transfer is 3.05% down from 6.56% in 2015 and 4.54% in 2016, and below our 2016 peer group[1] average of 4.38%.

As you may have seen, Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., Inc. (Glass Lewis) have has recommended that its clients vote against Proposal No. 4.

[1]	As described on page 44 of the Company’s 2017 Proxy Statement, our peer group is comprised of: Blue Nile, Inc.; Box, Inc.; Cimpress N.V.; GoDaddy Inc.; GoPro, Inc.; Groupon, Inc.; GrubHub Inc.; HomeAway, Inc.; Pandora Media, Inc.; Quotient Technology Inc.; RetailMeNot, Inc.; Shutterstock, Inc.; Stamps.com Inc.; TiVo Inc.; TrueCar, Inc.; Web.com Group, Inc.; WebMD Health Corp; Yelp Inc.; Zillow Group, Inc.; zulily, Inc.; and Zynga, Inc.

ISS “BURN RATE” CALCULATION IS AN INCOMPLETE MEASURE

ISS uses a three year “Burn Rate” percentage to evaluate share requests under its Equity Plan Scorecard. The ISS Burn Rate is one of several measures that may be evaluated, and is not, in and of itself a conclusive measure. The ISS calculation expresses company-wide equity grants as a number of stock options, using a short-cut approximation of Black-Scholes, that does not allow for accurate apples-to-apples comparisons between companies. In addition, the three year look-back used by ISS does not consider the company’s specific facts and circumstances, including a change in management with a new CEO and CFO that required new hire compensation packages, as well as an equity compensation plan that has been re-designed to address stockholder concerns.

Our Compensation Committee (which administers our equity plans) considers our annual “Stockholder Value Transfer” or “SVT” as a more appropriate measure than the ISS “Burn Rate.” We define SVT as the aggregate grant date fair value of equity compensation awards granted during the year divided by the weighted average market capitalization at the time of grant. Measuring equity grants by their fair value (e.g., P&L cost) allows for consistent comparisons relative to other companies regardless of award type.

We have actively managed our annual SVT downward over the prior three years to a level that we believe is appropriate and competitive with our peer group of technology companies, even while recruiting a new CEO and CFO. 2017 expected SVT is 3.05% down from 6.56% in 2015 and 4.54% in 2016 and below our 2016 peer group average of 4.38%. Further, our CEO’s compensation package is heavily weighted towards stock options that vest over four years, which we believe better aligns compensation with long-term stockholder value creation. The rest of the executive team has moved towards stock option equity compensation as well; the company anticipates granting 400,000 stock options over the next year, representing approximately 30% of total anticipated company-wide equity compensation grants for the period.

ISS PEER GROUP DOES NOT REFLECT THE MARKET IN WHICH WE COMPETE FOR TALENT

ISS notes that Shutterfly’s Burn Rate is 3.2 times the industry average. However, ISS’ industry benchmark reflects the broad retail sector, which does not appropriately reflect our business model nor the market in which we compete for talent. Although Shutterfly is classified in a narrow sub-industry within this sector (Internet and Direct Marketing Retail), we do not believe the sector is the appropriate frame of reference for evaluating our equity compensation program. Internet & Direct Marketing companies comprise only 15% of the Russell 3000 companies in the sector. The rest are traditional retail companies that tend to place more emphasis on cash compensation and grant to a smaller portion of their employees than technology companies like Shutterfly, and therefore exhibit lower use of equity compensation. Additionally, given our significant online presence and heavy focus on technology, our primary competitors in the talent market tend to be technology-enabled software / media / consumer services companies, rather than retailers. Our innovation and technology dedicated to making it simple to create personalized products has been a critical component of our success as the clear leader in our industry, and will be a significant component of our future growth.

ACTIVE SHARE REPURCHASE PROGRAM

The company has an active share repurchase program that returns value to our stockholders and mitigates the dilutive effect of our equity grants. Over the course of fiscal 2015 and 2016, we repurchased approximately 7.4 million shares of our common stock (not counting shares delivered by employees in satisfaction of tax withholding obligations). In addition, in April of this year we announced our Board of Directors approved an increase of $140.0 million to the company’s ongoing share repurchase program, providing additional flexibility to increase share repurchases.

CONCLUSION

Equity compensation is a central part of the company’s compensation philosophy. We endeavor to balance recruitment and retention of key employees with affordability for the company. The company reduced stock-based compensation expense from $60.5 million in 2015 to $45.7 million in 2016. The expected 2017 SVT (which we believe is a more appropriate metric than “Burn Rate”) is 3.05%, which we consider reasonable relative to average for our compensation peer group of 4.38%. Further, the company has taken significant steps to align executive compensation with stockholder value creation by moving towards stock option equity compensation for the executive team.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RESOLUTION TO APPROVE PROPOSAL NO. 4

Sincerely,

Compensation Committee of the Shutterfly, Inc. Board of Directors